Exhibit 10.25

October 13, 2011

Charles P. Carey
604 West 52nd Pl.
Western Springs, IL 60558

Dear Mr. Carey:

This letter will confirm the terms of your agreement (the "Agreement") with the undersigned CME Group Inc. ("CME Group "), with respect to your performance of consulting services for CME Group and its subsidiaries and affiliates (collectively with CME Group, the "CME Group Entities") commencing on the date you sign this Agreement.

1.Term. The term of this Agreement shall commence effective upon the date you accept this Agreement and shall continue in force until the annual meeting of CME Group shareholders to be held in 2012 (the "Term"). This agreement shall also terminate upon your death or "permanent disability." For purposes of this Agreement, "permanent disability" shall mean any mental or physical disability or illness which results in your being unable to substantially perform your duties for a continuous period of 150 days or for periods aggregating 180 days of any 365 day period.

2.Scope of Consulting Services. During the term of this Agreement, you will render consulting services to CME Group and CME Group Entities upon request with respect to interactions with the CBOT Directors (as defined in bylaws of CME Group), including any Rule Change Notices (as defined in the Restated Certificate of Incorporation of Board of Trade of the City of Chicago, Inc. (“CBOT”)), the global expansion of CBOT products, regulatory matters, and other matters in which you have expertise relating to the financial services industry. In providing such services, you shall comply with all applicable laws, statutes, regulations, orders, codes and other acts of any applicable governmental authority and the policies, standards and regulations of CME Group and the CME Group Entities. You will personally perform all of the consulting services required under this Agreement. Any request for consulting services under this Agreement will be made by the Board of Directors or the Executive Chairman of CME Group. The Board of Directors or the Executive Chairman insofar as reasonably practicable, shall consider your convenience in the timing of the requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of your absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your consulting services under this Agreement.

3.Consulting Fee. In consideration for your consulting services and the non-compete and confidentiality provisions of this Agreement, CME Group shall pay to you $500,000 in the aggregate during the Term, payable in four equal installments of $125,000 in arrears. The first such installment shall be paid on October 17, 2011, with the subsequent installments due and payable on January 16, 2012 and April 16, 2012 and with the last installment being paid no later than 30 days following the date of the annual meeting of the CME Group shareholders to be held in 2012. During the Term, you will continue to receive the standard compensation and benefit package awarded to other CME Group non-executive directors.

4.Expense Reimbursement /Other Benefits. CME Group shall reimburse you for, or advance to you, all reasonable and necessary out-of-pocket travel and other expenses incurred by you at the specific request of a CME Group Entity and otherwise consistent with CME Group expense reimbursement policies from time to time in effect in connection with your performance of services hereunder. Such expenses shall be reimbursed promptly after your submission to CME Group of expense statements, including copies of receipts and other documents verifying the amounts included therein, in such reasonable detail as CME Group may require.

5.Nature of the Relationship. You will perform the services required under this Agreement as an independent contractor to, and not as an agent or employee of, CME Group or any other CME Group Entity. Except as and to the extent that CME Group or another CME Group Entity, as the case may be, may otherwise prescribe in writing, you shall not have any authority to negotiate or to conclude any contracts on behalf of, or otherwise bind, CME Group or any other CME Group Entity. You shall be solely responsible for and shall pay all amounts of applicable federal and state income and self employment taxes. You shall not be eligible to participate in any employee benefit, group insurance or compensation plans or programs maintained by any CME Group Entity, except for those plans or programs available to other non-executive directors that you may participate in as a director. Neither CME Group nor any other CME Group Entity shall provide Social Security, unemployment compensation, disability insurance, workers' compensation or similar coverage, or any other statutory employment benefit, to you.

6.Reporting Obligations. During the Term, you will make regular reports, no less frequently than once every two months, to the Executive Chairman regarding the services provided pursuant to this Agreement.

7.Assisting Competitors. During the Term and for a period of one (1) year thereafter, you will not, without the prior written consent of CME Group, accept employment with or act or provide services for or on behalf of or serve on the Board of Directors (or similarly governing body) or any advisory committees of any derivatives exchange or for any person, organization or entity providing clearing services. In addition to the fiduciary responsibilities of a director, CME Group’s Director Conflict of Interest Policy provides: “A director may not use his position, or confidential corporate information, to benefit himself or another person or entity.” In addition, the Board of Directors Code of Ethics provides: “In order to maintain the highest degree of integrity in the conduct of CME Group’s business and to maintain your independent judgment, directors must avoid any activity or personal interests that creates or appears to create a conflict between a director’s own interests and the interests of CME Group as determined by CME Group.”

8.Confidential Information. In connection with your service to the CME Group Entities and their predecessors, and pursuant to this Agreement, you have acquired or may acquire confidential information with respect to the business, plans, strategies, finances, technology, markets, operations, customers, members, employees, suppliers and vendors and other matters of or related to the CME Group Entities. In addition to the fiduciary responsibility of a director, at least two CME Group policies on confidentiality govern disclosure of information secured by reason of service on the Board of Directors. CME Group’s Corporate Governance Principles respecting Confidentiality of Information provide: “In order to facilitate open discussion, confidentiality of information and deliberations is an imperative. Each Director has an affirmative duty to safeguard the confidentiality of information provided to the Board as well as the nature of Board room deliberations.” The Board of Directors Code of Ethics provides: “Confidential Information: Board members may often receive or have access to confidential, sensitive and non-public information about CME Group and others. Board members should presume that any information they receive about CME Group or about CME Group’s customers, members or others through their work as a Board member is confidential and, therefore, should not be disclosed or made public, except when disclosure is authorized or legally required. Board members have an obligation to safeguard confidential information, whether generated internally or acquired from others, and to use it only in the performance of their responsibilities as a Board member. The obligation to preserve CME Group's confidential information is ongoing even after an individual's service as a director ends.” (All of the foregoing categories of information are, collectively, the "Confidential Information") Unless disclosure is required by law, you shall not, without the prior written consent of CME Group, at any time, whether during or after the term of this Agreement, communicate or divulge any Confidential Information to anyone other than a CME Group Entity or those other persons or entities designated by CME Group. All records, files, documents, notes, data and the like relating to the business or activities of any CME Group Entity which you shall prepare, develop, use, compile or receive shall be and remain the sole property of CME Group, or such other CME Group Entity as the case may be, and shall be returned upon CME Group's request. "Confidential Information" shall exclude information (a) readily available in the public domain other than as a result of your act or omission or (b) obtained from third parties rightfully in possession of such information and having no direct or indirect confidentiality obligation to any CME Group Entity.

9.Indemnification. To the extent permitted by law, CME Group agrees to indemnify you if you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that you are providing consulting services under this Agreement. The indemnification shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you or on your behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of CME Group, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe your conduct was unlawful.

10.Non-Waiver. The failure by either party to exercise any of its or his rights in the event of a breach of this Agreement by the other party shall not be construed as a waiver of such breach or any subsequent breach, or prevent either party from later enforcing strict compliance with this Agreement as to such breach or any subsequent breach.

11.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be modified or deleted in such manner so as to make this Agreement, as modified, legal and enforceable, and the remaining provisions hereof shall continue in full force and effect.

12.Notices. All notices and other required communications under this Agreement ("Notices") shall be in writing, and shall be sent to a party at the address set forth below such party's signature block below. A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by facsimile, with a confirmation sent by registered or certified mail, return receipt requested; (c) by registered or certified mail, return receipt requested; or (d) by express courier (e.g. DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery; (ii) if by facsimile, on the date stated in the electronic confirmation, delivered during normal business hours (8:00 a.m. to 5:00 p.m. at recipient's location), and, if not delivered during normal business hours, on the next business day following delivery; (iii) if solely by mail, on the date of receipt as stated on the return receipt; or (iv) if by express courier, on the date signed for or rejected as reflected in the courier's delivery log.

13.Miscellaneous. This Agreement is personal to you, and you shall not assign this Agreement without CME Group's prior written consent. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to choice of law rules. This Agreement contains the entire understanding between CME Group and yourself with respect to the subject matter hereof and supercedes and voids all prior negotiations, discussions, and agreements, whether written or oral. This Agreement may not be amended, modified or extended other than by a written agreement executed by the parties hereto.

* * *

Please confirm that the foregoing Agreement correctly sets forth the agreement between CME Group and yourself by signing and returning to CME Group one of the enclosed copies of this letter.

Very truly yours,

CME GROUP INC. /s/ Terrence A. Duffy
Executive Chairman Of The Board
/s/ Terrence A. Duffy
Agreed and Accepted as of October 13, 2011 /s/ Charles P. Carey Charles P. Carey Address for Notice Purposes: 604 West 52nd Pl. Western Springs, IL 60558	Address for Notice Purposes: CME Group Inc. 20 South Wacker Drive Chicago, IL 60606 Attention: General Counsel